Exhibit 99.2

DISNEY PROVIDES FINANCIAL INFORMATION ON
ITS DIRECT-TO-CONSUMER AND INTERNATIONAL BUSINESS

8-K Report Includes Details of Disney’s Significant Commitment and Investment in Technology and Original Content for its DTC Offerings

Disney Investor Day on April 11 Will Offer Insight into Company’s Direct-to-Consumer Business, Including a First Look at the Highly Anticipated Disney+ Streaming Service

BURBANK, Calif., January 18, 2019-The Walt Disney Company (NYSE: DIS) today provided detailed financial information regarding its recently formed Direct-to-Consumer and International business segment, offering additional insight into the Company’s growing DTC business and its investment in technology and original content.

In a Form 8-K published today, the Company recast financial results for the past three fiscal years to reflect the recent reorganization of Disney’s business segments. This recast has no impact on prior-years’ net income or earnings per share, and is intended to provide information useful to investors in analyzing the Company’s February 5 release of fiscal first quarter earnings, when financial results will be reported under the new segment structure.

“Our top priority is fully leveraging our global brands and great content to create world-class direct-to-consumer entertainment,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company. “We have the structure and management in place to drive growth in our DTC business, and our acquisition of 21st Century Fox further enhances our ability to deliver significant value to consumers and shareholders.”

Mr. Iger added, “Acquiring BAMTech enabled us to enter the DTC space quickly and effectively, as demonstrated by the success of ESPN+. The service surpassed one million subscribers in its first five months and continues to grow as it expands its content mix, all of which bodes well for our upcoming launch of Disney+. The ability to connect directly with millions of Disney, Pixar, Marvel, and Star Wars fans creates tremendous opportunities for growth. In addition to leveraging our existing IP in new ways, we’re making significant investments in original content exclusively for Disney+, creating an impressive pipeline of high-quality movies and series we believe will make the streaming service even more compelling for consumers.”

The robust slate of Disney+ content currently in production includes the first-ever live-action Star Wars series, The Mandalorian; an original series based on Disney Channel’s High School Musical; an animated series based on Pixar’s Monsters, Inc. franchise; a new season of the Star Wars animated series, Clone Wars; a live-action version of the animated classic Lady and the Tramp; and a number of original docu-series. A live-action Marvel series starring Tom Hiddleston, a second Star Wars series starring Diego Luna, and other high-profile projects are also in development.

Disney will discuss its direct-to-consumer business in greater detail at Disney Investor Day on April 11, 2019. The Company will also present a demonstration of the highly anticipated Disney+ and a first-look at some of the original content being created by the Company’s television and film studios exclusively for the new streaming service.

About The Walt Disney Company

The Walt Disney Company, together with its subsidiaries, is a diversified worldwide entertainment company with operations in four business segments: Media Networks, Studio Entertainment, Direct-to-Consumer and International; and Parks, Experiences and Consumer Products. Disney is a Dow 30 company and had annual revenues of $59.4 billion in its Fiscal Year 2018.

Forward-Looking Statements

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect entertainment, travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	demand for our products and services;

•	expenses of providing medical and pension benefits;

•	income tax expense;

•	performance of some or all company businesses either directly or through their impact on those who distribute our products; and

•	completion of the pending transaction with 21CF.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 29, 2018 under Item 1A, “Risk Factors,” and subsequent reports.

Media Contacts:

Zenia Mucha
zenia.mucha@disney.com
818-560-5300

David Jefferson
david.j.jefferson@disney.com
818-560-4832